Exhibit 13

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated as of August 14, 2014, is entered into by and among Praesumo Partners, LLC, an Illinois limited liability company (“Praesumo”), Lowell Kraff, an individual (“Lowell”) and Colman Kraff, an individual (“Colman”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article I below.

WHEREAS, Praesumo holds shares of common stock, $0.01 par value per share (the “Diamond Shares”), of Diamond Resorts International, Inc., a Delaware corporation (“DRI”), 331,211 of which are held as nominee for Colman (the “Subject Shares”), pursuant to that certain Praesumo Nominee Agreement (CK) dated July 17, 2013, by and among Praesumo, Lowell and Colman, a copy of which is attached hereto as Exhibit A (the “Nominee Agreement”);

WHEREAS, Lowell and Colman are the sole members of Praesumo, and Lowell is the sole manager of Praesumo; and

WHEREAS, the parties desire that Praesumo distribute the Subject Shares to Colman (the “Distribution”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Distribution. Praesumo hereby distributes the Subject Shares to Colman, including all of Praesumo’s right, title and interest therein and all of its rights with respect thereto.

2. Representations and Warranties of Praesumo. Praesumo represents and warrants to Colman as follows:

a. Organization and Authority; Enforceability. Praesumo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full power, right and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and properly authorized by all requisite action in accordance with applicable law and with that certain Operating Agreement of Praesumo, dated as of January 1, 2004, by and among Praesumo, Lowell and Colman, and the Articles of Organization of Praesumo (together the “Praesumo Organizational Documents”), and Lowell, on behalf of Praesumo, has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to cause Praesumo to perform its obligations hereunder.

b. Title to Subject Shares. Praesumo is the record owner of the Subject Shares, free and clear of any Liens that would affect the ability of Praesumo to distribute the Subject Shares to Colman. Upon the execution of this Agreement, Colman will acquire good and valid title to the Subject Shares, free and clear of any liens whatsoever, except for any restrictions pursuant to applicable United States federal and state and foreign securities laws.

3. Acknowledgement of Restriction on Transfer. Colman hereby acknowledges that the Subject Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, the Subject Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4. Acknowledgement of No Further Interests. Colman hereby acknowledges that upon consummation of the Distribution, Colman will have no further rights to or interest in any Diamond Shares held by Praesumo.

5. Acknowledgement of Control of Subject Shares. Each of the parties hereto hereby acknowledges and agrees that (a) the Subject Shares are all subject to the Nominee Agreement; (b) in accordance with the Nominee Agreement, (i) the Subject Shares were acquired, and have at all times thereafter been held, by Praesumo, as the record holder, for the beneficial interest of Colman; (ii) from the time that the Subject Shares were originally acquired by Praesumo and at all times thereafter, Colman has been the beneficial owner of, and been entitled and subject to, all earnings, distributions, appreciation or depreciation in value, profits, losses, other tax incidents and all market and other economic risks associated with the ownership of the Subject Shares; and (iii) Colman has, and has at all times since Praesumo’s acquisition of the Subject Shares had, the sole authority to direct Praesumo to vote and take other actions with respect to the Subject Shares, subject only to limitations expressly set forth in the Nominee Agreement; and (c) full consideration for the Subject Shares was given by Colman at the time of, or prior to, Praesumo’s original acquisition of the Subject Shares, and no additional consideration for the Subject Shares is being paid by Colman in connection with the Distribution.

6. Consent and Waiver. Lowell, as manager of Praesumo and as the only member of Praesumo other than Colman, hereby consents to the Distribution. Praesumo and Lowell hereby irrevocably waive any breach of or inconsistency with the Praesumo Organizational Documents and any other agreement which is in effect as of the date hereof, to the extent such breach or inconsistency results from or relates to the Distribution.

7. Miscellaneous.

a. Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

b. Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legatees, legal representatives, successors and assigns.

c. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

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d. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. To the extent signed and delivered by means of a fax or other electronic transmission (including .pdf), this Agreement shall be treated in all manner and respect as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

e. Entire Agreement. This Agreement, including the Exhibit hereto, supersedes all prior negotiations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement as of the date set forth above.

PRAESUMO PARTNERS, LLC

By:	/s/ Lowell D. Kraff
Lowell D. Kraff, Manager

/s/ Lowell Kraff
Lowell Kraff

/s/ Colman Kraff
Colman Kraff

[Signature Page to Distribution Agreement]

EXHIBIT A

Nominee Agreement

Attached

Exhibit A

PRAESUMO NOMINEE AGREEMENT (CK)

THIS PRAESUMO NOMINEE AGREEMENT (CK) (this “Agreement”) is dated July 17, 2013 by and between Lowell Kraff (“Lowell”), Colman Kraff (“Colman”) and Praesumo Partners, LLC (“Praesumo”).

R E C I T A L S

WHEREAS, Lowell and Colman are the members of Praesumo;

WHEREAS, Praesumo is a member of Trivergance Equity LLC (“Trivergance Equity”);

WHEREAS, Trivergance Equity is the sole member of Trivergance Diamond Holdings, LLC (“TDH”);

WHEREAS, TDH owns 9,018.26 units (the “DR Equity”) of Cloobeck Diamond Partners, LLC (“CDP”), which is equivalent to 66.39 Class A Units of Diamond Resorts Parent, LLC (“DRP”);

WHEREAS, Diamond Resorts International, Inc., a Delaware corporation (“DRI”), is contemplating an initial public offering of its common stock, $0.01 par value per share (the “Common Stock”) (such an initial public offering, the “IPO”);

WHEREAS, prior to the IPO, in contemplation of, and as part of a single transaction with, the IPO, DRI, DRP and certain members of DRP (collectively, the “Exchanging Members”), along with certain other individuals and entities that will not be members of DRP at the time of the LLC Exchange (as defined below), are entering into that certain Exchange Agreement (the “Exchange Agreement”) dated as of the date hereof and effective immediately prior to the IPO, pursuant to which the Exchanging Members will transfer their respective Class A and Class B Units of DRP to DRI in exchange for shares of Common Stock (the “LLC Exchange”);

WHEREAS, immediately prior to the consummation of the transactions contemplated by the Exchange Agreement, CDP will purchase and redeem certain units of CDP (including the DR Equity) from TDH and certain other individuals and entities in exchange for Class A Units of DRP, and at TDH’s direction, the Class A Units of DRP that would otherwise be issued to TDH will instead be issued to the ultimate beneficial owners of the DR Equity (or their nominees) (including Praesumo), all pursuant to that certain Redemption Agreement by and among CDP, TDH and the other members of CDP, Praesumo and the other ultimate beneficial owners of the DR Equity (or their nominees) (the “Redemption Agreement”), following which such members of CDP, Praesumo and the other ultimate beneficial owners of the DR Equity (or their nominees) will become Exchanging Members;

WHEREAS, pursuant to the Redemption Agreement, Praesumo will receive 8.56 Class A Units of DRP (the “Praesumo DR Equity”);

WHEREAS, Colman is entitled to 100% of the economic risks and benefits of (i) the Praesumo DR Equity and (ii) the shares of Common Stock to be issued to Praesumo in exchange for the Praesumo DR Equity pursuant to the Exchange Agreement (collectively, the “Colman DR Equity”); and

WHEREAS, Praesumo desires to memorialize that it holds the Colman DR Equity as nominee for Colman.

A G R E E M E N T

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated into and made a part of this Agreement.

2. Acknowledgment of Nominee. The parties acknowledge that Praesumo is holding the Colman DR Equity as nominee for Colman.

3. Beneficial Ownership. Colman is entitled to all earnings, distributions, appreciation or depreciation in value, profits, losses and other tax incidents associated with the ownership of the Colman DR Equity, and is in all respects the equitable owner thereof.

4. No Beneficial Interest. Praesumo is acting solely as nominee of Colman, and accordingly the members, successors and assigns of Praesumo shall have no beneficial interest in the Colman DR Equity.

5. Direction. Praesumo will deal with the Colman DR Equity in compliance with directions that Colman may from time to time give to Praesumo, and Praesumo shall take all actions with respect to the Colman DR Equity solely as directed by Colman, subject to (a) any operating agreement of Praesumo, (b) any requirements and restrictions on the Colman DR Equity, including but not limited to the requirements and restrictions set forth in (1) that certain Stockholders’ Agreement of DRI, by and among DRI, Praesumo and the other stockholders of DRI party thereto, (2) that certain lock-up letter agreement between Praesumo and Credit Suisse Securities (USA) LLC, or (3) any DRI policies applicable to Praesumo concerning the disposition of securities of DRI, including the Insider Trading Compliance Policy of DRI, and (c) any other limitation or obligation imposed by applicable law or contract, including any applicable obligations under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended.

6. No Compensation. Praesumo shall serve as nominee pursuant to this Agreement without compensation.

7. Distributions and Information. If Praesumo receives any distribution of cash or other property by reason of its record ownership of the Colman DR Equity, or any distribution of the Colman DR Equity or other equity issued in exchange or redemption therefor, Praesumo shall promptly forward such cash, other property or equity to Colman. Praesumo shall promptly provide Colman with copies of such information as Praesumo may receive from time to time

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regarding the Colman DR Equity, including but not limited to copies of any Schedules K-1 and such other information as may be necessary or appropriate to enable Praesumo and Colman to prepare their income tax returns.

8. Pre-Emptive Rights. If Praesumo is afforded the opportunity to purchase additional equity of DRP or DRI by reason of Praesumo’s record ownership of the Colman DR Equity, Praesumo shall afford Colman the opportunity to purchase from (or through) Praesumo such additional equity of DRP or DRI.

9. Indemnification. Colman shall indemnify and hold harmless Praesumo from and against any losses, claims, expenses or damages, including reasonable attorneys’ fees and costs, suffered or incurred by Praesumo by reason of its acting as nominee pursuant to this Agreement.

10. Miscellaneous. From time to time after execution of this Agreement, the parties shall execute and deliver such additional instruments and documents and take such other actions as may be reasonably requested by the other parties to implement the provisions of this Agreement. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its choice of law provisions. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements or understandings, written or oral, among the parties with respect to such subject matter. This Agreement may be executed in counterparts and delivered by facsimile or electronic mail, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Praesumo Nominee Agreement effective as of the date set forth above.

Lowell Kraff

Colman Kraff

PRAESUMO PARTNERS, LLC

By:

Lowell Kraff, Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Praesumo Nominee Agreement effective as of the date set forth above.

Lowell Kraff

Colman Kraff

PRAESUMO PARTNERS, LLC

By:

Lowell Kraff, Managing Member